SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 30, 2006

(Date of earliest event reported)

WASHINGTON GROUP INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12054	33-0565601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

720 PARK BOULEVARD, BOISE, IDAHO  83712

(Address of principal executive offices, including zip code)

208 / 386-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events

The Company’s President and Chief Executive Officer, Stephen G. Hanks, has adopted a pre-arranged stock trading plan in accordance with the Company’s policies for stock transactions and the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934.

                Rule 10b5-1 permits officers and directors of public companies to buy and/or sell fixed portions of company stock over a designated period of time by pre-arranged written plans that are established at a time when the officers and directors are not in possession of material, non-public information.  Such plans establish pre-determined trading parameters for transactions to automatically take place without the exercise of any subsequent influence by the person adopting the plan.  Using these plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact, and avoid concerns about transactions occurring at a time when they might possess non-public information.

                Under this plan, Mr. Hanks may systematically exercise employee stock options and sell up to 142,000 shares between June 1, 2006, and May 31, 2007, as part of his personal financial planning.  Subject to certain market conditions, these sales are expected to take place periodically over a 12-month period.  These sales would represent approximately one-third of his current holdings.  The planned sales are in accordance with recommendations from his financial advisors and are intended to further diversify his family’s investment portfolio and help meet estate planning goals.  If all the planned sales of shares under this Rule 10b5-1 plan and the Rule 10b5-1 plan established in August 2005 are completed, he will continue to own restricted stock and vested and unvested stock options amounting to more than 210,000 shares, before taking into account any future grants.  Any transactions under the plan will be disclosed through Form 144 and Form 4 filings.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASHINGTON GROUP INTERNATIONAL, INC.

By:	/s/ Craig G. Taylor
Name:	Craig G. Taylor
Title:	Corporate Secretary

Dated:  March 31, 2006